                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                 Tom Brown, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                TOM BROWN, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the Annual Meeting of Stockholders of Tom Brown, Inc. (the "Company") will be held at 9:00 a.m. on Wednesday, May 21, 1997, at the Brown Palace Hotel, Denver, Colorado, for the following purposes:

          (1) To elect seven directors, by vote of the holders of Common Stock and the sole holder of the $1.75 Convertible Preferred Stock, Series A (the "Preferred Stock"), each to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

          (2) To elect a special class of two directors, by vote of the sole holder of Preferred Stock, each to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

          (3) To approve an amendment to authorize an additional 600,000 shares of Common Stock for issuance under the Company's 1989 Stock Option Plan; and

          (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Holders of record of Common Stock and Preferred Stock at the close of business on April 9, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Holders of Common Stock will be entitled to vote on all matters set forth above, except the election of the special class of two directors by the holder of Preferred Stock. The holder of Preferred Stock will be entitled to vote for the election of such two directors and will also be entitled to vote on all other matters set forth above. A list of stockholders entitled to vote at the meeting will be available for a period of at least ten days prior to the meeting at the offices of the Company, 500 Empire Plaza Building, 508 West Wall Street, Midland, Texas 79701, for examination during ordinary business hours by any stockholder for any purpose germane to the meeting.

                                            By Order of the Board of Directors

                                            /s/ JAMES M. ALSUP
                                            JAMES M. ALSUP, Secretary

Midland, Texas
April 14, 1997

                                TOM BROWN, INC.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                    GENERAL

     The accompanying Proxy is solicited on behalf of the Board of Directors of Tom Brown, Inc. (the "Company") to be used at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, May 21, 1997, at the Brown Palace Hotel, Denver, Colorado, and at any and all adjournments thereof. The Company's executive offices are located at 500 Empire Plaza Building, 508 West Wall Street, Midland, Texas 79701.

     Holders of outstanding shares of Common Stock of the Company of record at the close of business on April 9, 1997 will be entitled to cast one vote for each share of such stock so held by them upon all matters submitted to a vote of the stockholders, except for the election of a special class of two directors by the holder of Preferred Stock. The holder of the outstanding shares of Preferred Stock of record at the close of business on April 9, 1997 will be entitled to vote as a class with the holders of Common Stock and to cast 1.666 votes for each share of Preferred Stock upon all matters submitted to a vote of the holders of Common Stock. Additionally, the holder of the Preferred Stock will be entitled to vote as a separate class for the election of a special class of two directors to the Company's Board of Directors. See "Voting Securities and Principal Stockholders".

     Properly executed proxies will be voted in accordance with the stockholders' directions. If the Proxy card is signed and returned without any direction given, shares will be voted in accordance with the Directors' recommendations, which are noted herein, and in accordance with the best judgment of the persons named as proxies upon such other matters as may properly come before the meeting. Any stockholder giving a Proxy has the power to revoke it at any time before it is voted by appearing and voting in person at the meeting, by delivering a later dated Proxy, or by delivering to the Secretary of the Company a written revocation of such Proxy prior to the voting of such Proxy.

     The cost of preparing, assembling, printing and mailing this Proxy Statement and enclosed Proxy and the cost of soliciting Proxies relating to the meeting will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own shares of Common Stock of the Company listed of record in names of nominees and will reimburse said banks and brokers for their reasonable out-of-pocket expenses of such solicitation. It is contemplated that the original solicitation of Proxies by mail will be supplemented by telephone, telegram and personal solicitation by officers, Directors and other regular employees of the Company. No additional compensation will be paid to such individuals for such activities.

     This Proxy Statement and the accompanying form of Proxy are being mailed to stockholders beginning on or about April 15, 1997.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     At the close of business on April 9, 1997, the record date fixed by the Board of Directors for the determination of stockholders entitled to vote at the Annual Meeting, the outstanding voting securities of the Company consisted of 23,944,044 shares of Common Stock, $.10 par value, and 1,000,000 shares of Preferred Stock. Each share of Common Stock entitles its owner to one vote. Each share of Preferred Stock entitles its owner to a number of votes per share equivalent to the number of shares of Common Stock issuable upon conversion of the Preferred Stock, or 1.666 votes for each share of Preferred Stock, based on the conversion ratio of the Preferred stock at April 9, 1997. The Preferred Stock is entitled to vote on all matters upon which holders of the Common Stock have the right to vote, together with the holders of the outstanding shares of Common Stock as if a part of that class. Cumulative voting for Directors is not authorized.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, whether present in person or represented by Proxy, constitutes a quorum at the Annual Meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares of the Company's Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock voting together as a class and represented in person or by Proxy at the Annual Meeting is required for the election of the Board of Directors' seven nominees for Director. The affirmative vote of the holder of a majority of the shares of Preferred Stock represented in person or by Proxy at the Annual Meeting is required for the election of the special class of two Directors. See "Election of Directors by the Holder of Preferred Stock". The affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock voting together as a class and represented in person or by Proxy at the Annual Meeting is required for approval of the Directors' proposal to amend the Company's 1989 Stock Option Plan to increase the number of authorized shares of Common Stock.

     An abstention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against the matter since it is one less vote for approval. Broker non-votes on one or more matters will have no impact on such matters since they are not considered "shares present" for voting purposes.

     The following table sets forth certain information as of April 9, 1997 with respect to the Common Stock beneficially owned by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each executive officer named in the Summary Compensation Table, (iii) each Director and nominee for Director of the Company and (iv) all Directors (and nominees) and executive officers as a group.

                                                                AMOUNT AND           PERCENT
                    NAME AND ADDRESS                       NATURE OF BENEFICIAL        OF
                   OF BENEFICIAL OWNER                         OWNERSHIP(1)           CLASS
                   -------------------                     --------------------      -------
Donald L. Evans..........................................         780,236(2)           3.16%
  500 Empire Plaza
  Midland, Texas 79701
Thomas C. Brown..........................................         121,942(3)           *
  500 Empire Plaza
  Midland, Texas 79701
David M. Carmichael......................................        -                     -
  333 Clay Street, Suite 2000
  Houston, Texas 77002
Clifford C. Drescher.....................................          57,439(4)           *
  500 Empire Plaza
  Midland, Texas 79701

                                                                AMOUNT AND           PERCENT
                    NAME AND ADDRESS                       NATURE OF BENEFICIAL        OF
                   OF BENEFICIAL OWNER                         OWNERSHIP(1)           CLASS
                   -------------------                     --------------------      -------
William R. Granberry.....................................         125,037(5)           *
  500 Empire Plaza
  Midland, Texas 79701
Henry Groppe.............................................          70,900(6)           *
  1111 Bagby, Suite 1640
  Houston, Texas 77002
Thomas E. Klauss.........................................          18,706(7)           *
  500 Empire Plaza
  Midland, Texas 79701
Edward W. LeBaron, Jr....................................          63,260(8)           *
  400 Capitol Mall, 17th Floor
  Sacramento, California 95814
Peter R. Scherer.........................................         112,175(9)           *
  500 Empire Plaza
  Midland, Texas 79701
George M. Simmons........................................        -                     -
  370 Van Gordon Street
  Lakewood, Colorado 80228
James B. Wallace.........................................          44,600(10)          *
  475 17th Street, Suite 1300
  Denver, Colorado 80202
Robert H. Whilden, Jr....................................          50,000(11)          *
  3300 First City Tower
  1001 Fannin
  Houston, Texas 77002
K N Energy, Inc..........................................       2,584,367(12)         10.79%
  370 Van Gordon Street
  Lakewood, Colorado 80228
Austin, Calvert & Flavin, Inc............................       2,074,200(13)          8.66%
  112 East Pecan, Suite 2800
  San Antonio, Texas 78205
The Guardian Life Insurance..............................       1,198,000(14)          5.00%
  Company of America
  201 Park Avenue South
  New York, New York 10003
Warburg, Pincus Counsellors, Inc.........................       1,470,200(15)          6.14%
  466 Lexington Avenue
  New York, New York 10017
State Farm Mutual Automobile Insurance Company...........       2,200,000(16)          9.19%
  One State Farm Plaza
  Bloomington, Illinois 61701
Metropolitan Life Insurance Company......................       1,476,400(17)          6.17%
  One Madison Avenue
  New York, New York 10010

                                                                AMOUNT AND           PERCENT
                    NAME AND ADDRESS                       NATURE OF BENEFICIAL        OF
                   OF BENEFICIAL OWNER                         OWNERSHIP(1)           CLASS
                   -------------------                     --------------------      -------
Steinberg Asset Management Company, Inc..................       2,183,450(18)          9.12%
  12 East 49th Street
  New York, New York 10017
The Equitable Companies Incorporated.....................       1,438,300(19)          6.00%
  787 Seventh Avenue
  New York, New York 10019
All Directors and Executive Officers as a Group (17
  persons)...............................................       1,548,069(20)          6.08%

---------------

  *  Less than one percent.

 (1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive powers.

 (2) Includes 780,000 shares of Common Stock underlying presently exercisable stock options and 236 shares of Common Stock allocated to Mr. Evans' account under the Company's KSOP Plan.

 (3) Includes (i) 110,000 shares of Common Stock underlying presently exercisable stock options, (ii) 5,253 shares of Common Stock allocated to Mr. Brown's account under the Company's KSOP Plan, (iii) 975 shares held in the name of Mr. Brown's wife, and (iv) 5,714 shares of Common Stock owned by the C.V. Lyman Testamentary Trust (the "Trust"). Mr. Brown serves as a Co-Trustee of the Trust and has shared voting and investment powers with respect to such shares of Common Stock. Mr. Brown disclaims beneficial ownership of all of the shares held by the Trust.

 (4) Includes 439 shares of Common Stock held in the Company's KSOP Plan for Mr. Drescher's account and 57,000 shares of Common Stock underlying presently exercisable stock options.

 (5) Includes 125,000 shares of Common Stock underlying presently exercisable stock options.

 (6) Includes 60,000 shares of Common Stock underlying presently exercisable stock options. Also included are 9,000 shares of Common Stock held by five adult children of Mr. Groppe, the beneficial ownership of which is disclaimed by Mr. Groppe.

 (7) Includes 16,667 shares of Common Stock underlying presently exercisable stock options. Also included are 2,022 shares of Common Stock allocated to Mr. Klauss' account under the Company's KSOP Plan.

 (8) Includes 60,000 shares of Common Stock underlying presently exercisable stock options.

 (9) Includes 110,000 shares of Common Stock underlying presently exercisable stock options; 2,093 shares of Common Stock allocated to Mr. Scherer's account under the Company's KSOP Plan.

(10) Includes 40,000 shares of Common Stock underlying presently exercisable stock options.

(11) Includes 50,000 shares of Common Stock underlying presently exercisable stock options.

(12) Includes 1,666,000 shares of Common Stock that may be acquired upon conversion of 1,000,000 shares of $1.75 Convertible Preferred Stock, Series A.

(13) As reported in Schedule 13D, as amended, dated January 2, 1997 and jointly filed with the Securities and Exchange Commission (the "Commission") by a group of five persons, Austin, Calvert & Flavin, Inc. has shared voting and dispositive powers with respect to 1,680,000 shares; Encino Partners, L.P. has shared voting and dispositive powers with respect to 176,300 shares; Edward H. Austin, Jr. has shared voting and dispositive powers with respect to 1,856,300 shares and sole voting and dispositive powers with respect to 212,900 shares; Johnathon C. Calvert has shared voting and dispositive powers with respect to 1,856,300 shares and sole voting and dispositive powers with respect to 5,000 shares; and Harry M. Flavin has shared voting and dispositive powers with respect to 1,856,000 shares.

(14) The number of shares and nature of beneficial ownership thereof is based on information contained in Schedule 13G, as amended, filed with the Commission on February 14, 1996 by a group consisting of The Guardian Life Insurance Company of America and seven affiliated entities. Of such shares, The Guardian Life Insurance Company of America has shared voting and dispositive powers with respect to

     111,000 shares and sole voting and dipositive powers with respect to 362,600 shares; Guardian Investor Services Corporation has shared voting and dispositive powers with respect to 724,400 shares; The Guardian Park Avenue Fund has shared voting and dispositive powers with respect to 267,900 shares; The Guardian Stock Fund, Inc. has shared voting and dispositive powers with respect to 446,500 shares; The Guardian Asset Allocation Fund has shared voting and investment powers with respect to 10,000 shares; The Guardian Employees' Incentive Stock Savings Plan has shared voting and dispositive powers with respect to 71,000 shares; and The Guardian Life Insurance Company of America Master Pension Trust has shared voting and dispositive powers with respect to 40,000 shares.

(15) As reported in Schedule 13G, dated January 9, 1997, Warburg, Pincus Counsellors, Inc. has sole voting power with respect to 1,034,700 shares and sole dispositive power with respect to 1,470,200 shares.

(16) The number of shares and nature of beneficial ownership is as of December 31, 1996 and is based on information contained in Schedule 13G, as amended, filed by such person with the Commission.

(17) As reported in Schedule 13G, as amended, dated February 7, 1996, Metropolitan Life Insurance Company ("Met Life") has sole voting and dispositive powers with respect to such shares. As separately reported in
     Schedule 13G, as amended, dated February 13, 1996, State Street Research and Management Company ("State Street"), an investment adviser and subsidiary of Met Life, also reported sole voting powers with respect to 1,355,500 shares and sole dispositive powers with respect to 1,476,400 shares. State Street disclaimed beneficial ownership of all shares.

(18) As reported in Schedule 13G, as amended, dated January 30, 1997, filed jointly by Steinberg Asset Management Company, Inc. ("SAMC"), Steinberg Asset Management Company, L.P. ("SAMP"), Michael A. Steinberg & Company, Inc. ("S&C"), and Michael A. Steinberg ("M.A.S."), SAMC is the beneficial owner of 68,800 shares, of which SAMC has sole voting power with respect to 65,000 shares and sole dispositive power with respect to 68,800 shares; SAMP is the beneficial owner of 2,183,450 shares, of which SAMP has sole voting power with respect to 1,555,800 shares and sole dispositive power with respect to 2,183,450 shares; S&C is the beneficial owner of and has sole dispositive power with respect to 28,000 shares; and M.A.S. has sole voting and dispositive powers with respect to 74,500 shares. SAMC, the general partner of SAMP, may be deemed to beneficially own the shares beneficially owned by SAMP, and M.A.S. may be deemed to have beneficial ownership of the shares owned by all of the reporting entities.

(19) The Equitable Companies Incorporated, AXA, and a group of five French mutual insurance companies reported sole voting power with respect to 1,302,500 shares and sole dispositive power with respect to 1,438,300 shares. Such ownership is based on information as of December 31, 1996 contained in Schedule 13G, as amended, February 12, 1997.

(20) Includes 1,519,795 shares of Common Stock underlying presently exercisable stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires, among other things, that the Company's Directors and officers file with the Securities and Exchange Commission (the "Commission"), at specified times, reports of beneficial ownership and changes in beneficial ownership of the Company's Common Stock and other equity securities. To the Company's knowledge, all Section 16(a) filing requirements for the fiscal year ending December 31, 1996 have been complied with, except that the indirect beneficial ownership by Mr. Brown, a Director of the Company, of 975 shares of Common Stock was not timely reported following his acquisition of such shares. Mr. Brown "acquired" such shares upon his marriage to his wife on March 9, 1989. These shares were owned by Mr. Brown's wife at the time of their marriage and are, and have continually been, her sole and separate property. Neither Mr. Brown nor his wife have disposed of any part of such shares of Common Stock since the date of their marriage. Mr. Brown filed a late Form 5 report with the Commission reporting the beneficial ownership of such shares. Mr. Brown disclaims beneficial ownership of all 975 shares.

                      ELECTION OF DIRECTORS BY HOLDERS OF
                        COMMON STOCK AND PREFERRED STOCK

     Directors of the Company are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The number of directors is established from time to time by resolution of the Board of Directors. The Board of Directors has established the authorized number of directors at nine, which includes two Directors to be elected by the sole holder of the Preferred Stock.

NOMINEES FOR DIRECTOR

     The Board of Directors is recommending that its seven nominees, all of whom were previously elected Directors of the Company at the last annual meeting of stockholders, be re-elected to hold office until the 1998 annual meeting of stockholders and until their respective successors have been duly elected and qualified. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board of Directors and the shares represented by Proxy will be voted for any substitute nominee, unless the Board reduces the number of directors. The Board of Directors has no reason to expect that any nominee will become unavailable. The Board of Directors' seven nominees for the Board are as follows:

            NOMINEE              AGE   POSITION WITH COMPANY AND PRINCIPAL OCCUPATION  DIRECTOR SINCE
            -------              ---   ----------------------------------------------  --------------
Donald L. Evans................  50    Chairman of the Board of Directors and Chief         1980
                                         Executive Officer of the Company; Director
                                         of TMBR/Sharp Drilling, Inc.
Thomas C. Brown................  70    Director of the Company; Chairman of the Board       1968
                                         of Directors and Chief Executive Officer of
                                         TMBR/Sharp Drilling, Inc.
William R. Granberry...........  54    Director of the Company since 1995; President        1995
                                         and Chief Operating Officer of the Company
                                         since January, 1996; Chairman of the Board
                                         and Chief Executive Officer of Mineral
                                         Development, Inc. from August, 1994 to
                                         December, 1995 and President from October,
                                         1994 to December, 1995; Director of Mineral
                                         Development, Inc. since August, 1994.
Henry Groppe...................  71    Director of the Company; Oil and gas                 1989
                                         consultant with Groppe, Long & Littell.
Edward W. LeBaron, Jr..........  67    Director of the Company; Advisory Partner in         1987
                                         the law firm of Pillsbury, Madison and
                                         Sutro; Consultant to Lynx Technology Group;
                                         formerly Chairman of the Board of Pacific
                                         Casino Management, Inc.
James B. Wallace...............  68    Director of the Company; Partner in Brownlie,        1992
                                         Wallace, Armstrong and Bander Exploration;
                                         Director of Grease Monkey International.
Robert H. Whilden, Jr..........  61    Director of the Company; Partner in the law          1989
                                         firm of Vinson & Elkins L.L.P.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES.

             ELECTION OF DIRECTORS BY THE HOLDER OF PREFERRED STOCK

     In January, 1996, the Company issued and sold to KN Energy, Inc. ("KNE") 918,367 shares of the Company's Common Stock and 1,000,000 shares of Preferred Stock in connection with the merger (the "Merger") of a subsidiary of the Company with a subsidiary of KNE. See "Executive Compensation -- Certain Transactions". The Certificate of Designations, Powers, Preferences and Rights creating the Preferred Stock provides that KNE shall have the right to elect a special class of two Directors to the Board of Directors of the Company for so long as KNE owns 80% or more of the voting power of the Common Stock and Preferred Stock issued to KNE pursuant to the Merger. See "Voting Securities and Principal Stockholders". If the voting power of the securities acquired by KNE as a result of the Merger is less than 80% but more than 30% of the voting power of such securities, KNE is then entitled to elect one Director to the Board of Directors. Based on KNE's current ownership of Common Stock and Preferred Stock and the voting power attributable to such shares, KNE is entitled to nominate and elect two Directors to the Board of Directors of the Company.

     Proxies for the election of the two Directors nominated by the holder of the Preferred Stock are not being solicited from the holders of Common Stock.

NOMINEES FOR DIRECTOR

     In its capacity as holder of the Preferred Stock, KNE has nominated David
M. Carmichael and George M. Simmons to serve as the special class of Directors. The following table sets forth for each such nominee, his name and all positions with the Company held by such nominee, his principal occupation, age and date on which he first became a Director of the Company. Unless otherwise indicated, each person has held the position shown, or has been associated with the named employer, for more than five years.

          NOMINEE             AGE   POSITION WITH COMPANY AND PRINCIPAL OCCUPATION  DIRECTOR SINCE
          -------             ---   ----------------------------------------------  --------------
David M. Carmichael.........  58    Director of the Company; Director of KN         February, 1996
                                    Energy, Inc.; Private investments; formerly
                                    Chairman of the Board of Directors, Chief
                                    Executive Officer and President of American
                                    Oil and Gas Corporation
George M. Simmons...........  53    Director of the Company; General Manager of KN  February, 1996
                                    Field Services, a division of KN Energy, Inc.;
                                    formerly President and Chief Operating Officer
                                    of KN Production Company, a subsidiary of KN
                                    Energy, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS AND OTHER INFORMATION

     The Company's Audit Committee has the responsibility of recommending employment of the Company's independent auditors, reviewing with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and competency of control personnel. The Audit Committee met one time during the fiscal year ended December 31, 1996. The members of the Audit Committee throughout 1996 were James
B. Wallace and Edward W. LeBaron, Jr., and George M. Simmons became a member in May, 1996.

     The Company's Compensation Committee reviews and recommends to the Board of Directors the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee took action by unanimous written consent on four occasions during 1996. The members of the Compensation Committee throughout 1996 were Henry Groppe and Robert H. Whilden, Jr., and David M. Carmichael became a member in May, 1996.

     The Board of Directors held eight meetings during the year ended December 31, 1996, and action was also taken by unanimous written consent on two occasions. No Director participated in fewer than 75% of the total number of meetings of the Board of Directors or committees of which he is a member, except that Mr. Simmons was not in attendance at three Directors' meetings.

     The Company does not have a standing nominating committee. The review of recommendations for nominees for Directors is made by the Board of Directors.

     There are no family relationships among any of the nominees or among any of the nominees and any officer, except that the daughter of William R. Granberry is married to the son of James M. Alsup, the Secretary of the Company.

     Except for the rights of KNE as the holder of the Preferred Stock, there are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

                    PROPOSAL TO AMEND 1989 STOCK OPTION PLAN

     The Company has since 1969 maintained one or more employee stock option plans, which management believes have served as a valuable incentive for employees of the Company and have thus been a significant contributing factor to the Company's accomplishments. The Board of Directors continues to believe that a stock option program is an important factor in retaining and rewarding executives and other selected key employees. When originally adopted by the Company's stockholders in August, 1990, the Company's 1989 Stock Option Plan (the "Plan") authorized and reserved for issuance 1,000,000 shares of the Company's Common Stock. At the annual meeting of stockholders held on May 17, 1995, the stockholders of the Company approved an amendment to the Plan increasing the number of shares authorized and reserved for issuance under the Plan from 1,000,000 shares to 1,400,000 shares. At December 31, 1996, only 21,750 shares remained available for grant under the Plan. Therefore, in February, 1997, the Board of Directors adopted an amendment to the Plan, subject to approval of the Company's stockholders, which would, if adopted, increase the number of shares of Common Stock authorized and reserved for issuance under the Plan from 1,400,000 shares to 2,000,000 shares of Common Stock.

     If the proposed amendment to the Plan is approved, the number of shares authorized and reserved for issuance under the Plan would change from 1,400,000 to 2,000,000, so that the first sentence of Paragraph V of the Plan, as amended, shall read as follows:

          "The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 2,000,000 shares of Stock."

     At the Annual Meeting, stockholders will be asked to approve and ratify action taken by the Board of Directors in adopting the amendment to the Plan. Unless otherwise indicated, the Proxies received from stockholders will be voted in favor thereof.

     The Compensation Committee of the Company's Board of Directors administers the Plan. At the date of this Proxy Statement, the Compensation Committee had not taken any action with respect to future grants of options under the Plan. Consequently, while it is expected that the current executive officers of the Company will likely be granted options in the future, the officers that may receive such options, the number of options and dollar values, are not currently determinable.

     While stockholder approval of the Plan is not required under Delaware law, the Internal Revenue Code of 1986, as amended, requires that the proposed amendment to the Plan be submitted to a vote of the Company's stockholders in order for the incentive stock options to qualify as "incentive stock options" for federal income tax purposes. If the required stockholder approval is not obtained, the amendment will not be implemented and the number of shares of Common Stock authorized to be issued under the Plan will not be increased.

     A summary description of the major provisions of the Plan is included below under "Executive Compensation -- 1989 Stock Option Plan".

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1989 STOCK OPTION PLAN.

                             EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND POLICIES

     The Compensation Committee of the Board of Directors of the Company is responsible for setting and administering the policies which govern both annual cash compensation and incentive programs for the Company's executive officers. The Compensation Committee is currently composed of three Directors, none of whom are employed by the Company or any of its subsidiaries. Following review and approval of executive compensation by the Compensation Committee, all recommendations of the Compensation Committee are submitted to the full Board of Directors for approval.

     The Compensation Committee has not adopted a structured salary, stock option or other incentive compensation program. The Compensation Committee maintains the philosophy that compensation of its executive officers should be balanced between a fair and reasonable cash compensation and incentives linked to the Company's overall operating performance. To achieve this balance executives have, in addition to their salaries and cash bonuses, been awarded stock options that reward executives through the creation of stockholder value. The Compensation Committee takes into account that corporate performance, especially in the oil and gas industry, is often cyclical and that the Company's performance in any given year, whether favorable or unfavorable, may not necessarily be representative of immediate past results or future performance. Consequently, the Compensation Committee examines and recommends executive compensation levels based on certain factors compared over a period of several consecutive years, rather than applying such factors on an isolated or "snapshot" basis at the time compensation levels are recommended by the Compensation Committee to the full Board. In this regard, and partly due to the peculiarities of financial accounting requirements for oil and gas companies, the Compensation Committee emphasizes performance factors such as growth in the Company's proved oil and gas reserves, increases in volumes of oil and gas sold by the Company, "finding" costs, and the achievement by management of specific goals set by the Board of Directors from time to time; however, the Compensation Committee has not established any specific performance levels which would automatically result in increases in compensation, nor does the Compensation Committee assign relative weights or rankings to factors considered by it, but instead makes a subjective determination based upon a consideration of all of such factors. In 1996, and at the request of the Compensation Committee, the Company engaged William M. Mercer, Incorporated ("Mercer") to conduct an analysis of the amounts and types of compensation paid by the Company to its executive officers. The analysis compared the Company's current levels and components of executive compensation to (i) published salary surveys of a broad range of companies in the oil and gas industry with revenues between $60 million and $149 million and (ii) a group of thirteen oil and gas companies identified by the Company as direct competitors. The comparisons were based on base salary levels; annual cash bonus incentives and long-term incentives, principally stock options. The report concluded that the total cash compensation paid to the Company's executive officers fell below competitive levels of the two groups Mercer used to compare the Company with. Mercer further reported that granting stock options was the most prevalent long-term accumulation vehicle utilized by the thirteen-member group identified by the Company, and recommended that the Company adopt salary to stock option multiples for its executive officers in order to place the Company's long-term equity accumulation at competitive levels. Although the Compensation Committee utilized the Mercer report to assist in the establishment of overall compensation in 1996, the Compensation Committee did not assign any particular weight or ranking to the report in setting the 1996 compensation for the Company's executives, nor has the Compensation Committee applied salary to stock option multiples in connection with the grant of stock options to executive officers.

     In addition to the factors described above, in the case of Mr. Evans, the Chief Executive Officer, the Compensation Committee also considers and takes into account Mr. Evans' ability to maintain and strengthen the Company's relationships with the investment community, generate employee confidence and morale, and demonstrate leadership qualities. During 1996, the Compensation Committee granted stock options to certain of the Company's executive officers, including the grant to Mr. Evans of a stock option to purchase 150,000 shares of the Company's Common Stock at an exercise price of $17.375 per share, the market value of the Company's Common Stock on the date of grant. The actions of the Compensation Committee in granting the option to Mr. Evans reflect the Compensation Committee's belief that stock options provide a future incentive for Mr. Evans that is tied to the creation of future value for all stockholders of the Company. The Committee's beliefs and actions were substantiated by the Company's operating and financial results for 1996. Under Mr. Evans' leadership and managerial capabilities, the Company reported net income of $6,263,000 on revenues of $66,720,000 for the year ended December 31, 1996, as compared to a net income of $5,785,000 on revenues of $41,053,000 for 1995. The Company also reported a 58% increase in natural gas production and a 40% increase in oil production in 1996 as compared to 1995. Although Mr. Evans' base salary was not increased in 1996, he was awarded a $100,000 cash bonus. The Committee believes the salary and bonuses paid to Mr. Evans for 1996, coupled with the grant of the stock options in 1996, are appropriate and consistent with the Committee's objective of recommending compensation levels and components based on factors compared over a period of several years and, at the same time, more closely approximate competition levels revealed by the Mercer report. The Compensation Committee believes that the current mix between the cash and equity incentive opportunities presently in place for Mr. Evans and the other executive officers of the Company is adequate to motivate and retain them.

     Internal Revenue Code Section 162(m) precludes a publicly held corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. The tax laws generally eliminate such deductions unless compensation is awarded under plans meeting a number of requirements based upon objective performance standards and advance stockholder approval. Although the Compensation Committee has not established a policy with respect to qualifying compensation paid to its executive officers under Section 162(m), the Compensation Committee will continue to assess the implications of Section 162(m) on executive compensation and determine what action, if any, will be appropriate.

     The foregoing report is made by the Compensation Committee of the Company's Board of Directors. The members of the Compensation Committee throughout 1996 were Henry Groppe and Robert H. Whilden, Jr. Mr. Carmichael became a member of the Compensation Committee in May, 1996 following his election to the Board of Directors at the 1996 annual meeting of stockholders.

SUMMARY OF ANNUAL COMPENSATION

     The following table sets forth for each of the three fiscal years ended December 31, 1996, a summary of the types and amounts of compensation paid to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company whose salary and bonuses during the fiscal year ended December 31, 1996 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                               ---------------------------------------------
                                               ANNUAL COMPENSATION                     AWARDS                 PAY-OUTS
                                      --------------------------------------   -----------------------   -------------------
                                                                      OTHER                                           ALL
              NAME AND                                               ANNUAL    RESTRICTED   SECURITIES               OTHER
             PRINCIPAL                                               COMPEN-     STOCK      UNDERLYING    LTIP      COMPEN-
              POSITION                YEAR     SALARY      BONUS     SATION      AWARDS      OPTIONS/    PAYOUTS    SATION
             ---------                ----    --------    --------   -------   ----------   ----------   -------   ---------
D. L. Evans,                          1996    $279,260    $100,000      0           0        150,000        0       $38,369(1)
  Chairman of the Board of Directors  1995    $279,260    $      0      0           0        300,000        0       $33,439(1)
  and Chief Executive Officer         1994    $279,260    $ 35,000      0           0              0        0             0
W. R. Granberry,                      1996(2) $200,000    $ 65,000      0           0        165,000        0       $56,081(3)
  President and Chief Operating
Officer
P. R. Scherer,                        1996    $115,000    $ 46,250      0           0         35,000        0       $ 5,439(4)
  Executive Vice                      1995    $102,410    $      0      0           0         30,000        0       $ 1,118(4)
  President                           1994    $ 91,920    $ 20,000      0           0              0        0             0
C.C. Drescher,                        1996    $ 91,000    $ 24,550      0           0         25,000        0       $ 4,515(5)
  Vice President-                     1995    $ 82,855    $      0      0           0         25,000        0       $ 1,701(5)
  Operations                          1994    $ 74,080    $ 20,000      0           0              0        0       $   460(5)
T.E. Klauss,                          1996    $ 88,500    $ 23,800      0           0         10,000        0       $ 4,111(6)
  Vice President-Exploration/         1995(7) $ 83,700    $      0      0           0         10,000        0       $ 1,511(6)
  Southern Division

---------------

(1) Such amounts include: for 1996 -- (i) an allocation of $4,104 to Mr. Evans' account under the Company's KSOP Plan, (ii) an award of $850 under the Company's wellness/physical fitness program, (iii) $4,007 attributable to the Company's payment for the term portion of a split dollar life insurance policy issued in 1995 on behalf of Mr. Evans, and (iv) the remaining $29,408 represents the net present value of the interest savings on the whole life portion for a period of ten years computed at an annual interest savings rate of 8% per annum; and for 1995 -- (i) $1,439 allocated to Mr. Evans' KSOP Plan account, (ii) $3,706 attributable to the Company's payment for the term portion of the split dollar life insurance policy and (iii) the remaining $28,294 represents the net present value of the interest savings on the whole life portion for a period of ten years computed at an annual interest savings rate of 8% per annum.

(2) Mr. Granberry became an employee of the Company and was elected to the offices of President and Chief Operating Officer effective January 1, 1996.

(3) Includes (i) $4,104 allocated to Mr. Granberry's account under the Company's KSOP Plan, (ii) reimbursement of moving expenses in the amount of $51,427 in connection with Mr. Granberry's relocation for employment by the Company, and (iii) an award of $550 under the Company's employee wellness/physical fitness program.

(4) Such amounts include: for 1996 -- (i) an allocation to Mr. Scherer's account under the Company's KSOP Plan in the amount of $3,789, and (ii) an award of $1,650 under the Company's wellness/physical fitness program; and for 1995 -- $1,118 allocated to Mr. Scherer's KSOP Plan account.

(5) Such amounts include: for 1996 -- (i) $3,365 allocated to Mr. Drescher's account under the Company's KSOP Plan, and (ii) an award of $1,150 under the Company's wellness/physical fitness program; for 1995 -- (i) $1,001 allocated to Mr. Drescher's KSOP Plan account, and (ii) a $700 award under the wellness/physical fitness program; and for 1994 -- an award of $460 under the wellness/physical fitness program.

(6) Such amounts include: for 1996 -- (i) $3,411 allocated to Mr. Klauss' KSOP Plan account and (ii) $700 awarded to Mr. Klauss under the Company's wellness/physical fitness program; and for 1995 -- (i) an allocation of $1,111 to Mr. Klauss' KSOP Plan account, and (ii) $400 for a wellness/physical fitness program award.

(7) Mr. Klauss first became an officer of the Company in September, 1995.

STOCK OPTIONS

     Historically, the Company has utilized stock options as part of the overall compensation paid to executive officers of the Company. Summary descriptions of the Company's two stock option plans are set forth below under "-- 1989 Stock Option Plan" and "-- 1993 Stock Option Plan".

     The table below sets forth certain information with respect to stock options granted to the named executive officers during the fiscal year ended December 31, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                          ----------------------------------------------------        VALUE AT ASSUMED
                          NUMBER OF       PERCENT OF                               ANNUAL RATES OF STOCK
                          SECURITIES     TOTAL OPTIONS   EXERCISE                  PRICE APPRECIATION FOR
                          UNDERLYING      GRANTED TO     OR BASE                       OPTION TERM(1)
                           OPTIONS       EMPLOYEES IN     PRICE     EXPIRATION   --------------------------
          NAME            GRANTED(#)      FISCAL YEAR     ($/SH)       DATE        5%($)           10%($)
          ----            ----------     -------------   --------   ----------   ----------      ----------
D.L. Evans..............   150,000(2)         24%         $17.37     9-11-06     $1,641,938      $4,143,938
W. R. Granberry.........   100,000(3)         16%         $13.00     1-25-06     $  819,000      $2,067,000
                            60,000(3)         10%         $15.25     5-24-06     $  576,450      $1,454,850
                             5,000(3)          1%         $15.25     5-24-06     $   48,038      $  121,238
P.R. Scherer............    30,000(4)          5%         $15.25     5-24-06     $  288,225      $  727,425
                             5,000(4)          1%         $15.25     5-24-06     $   48,038      $  121,238
C.C. Drescher...........    25,000(5)          4%         $17.37     9-11-06     $  273,657      $  690,657
T.E. Klauss.............     5,000(6)          1%         $15.25     5-24-06     $   48,038      $  121,238
                             5,000(6)          1%         $15.25     5-24-06     $   48,038      $  121,238

---------------

(1) These amounts are calculated based on the indicated annual rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected in this table will be achieved.

(2) An incentive stock option to purchase 150,000 shares of Common Stock was granted to Mr. Evans on September 11, 1996 pursuant to the Company's 1989 Stock Option Plan. Such option is exercisable in three equal annual installments, commencing September 11, 1997.

(3) On January 25, 1996, an incentive stock option to purchase 100,000 shares of the Company's Common Stock was granted to Mr. Granberry pursuant to the Company's 1989 Stock Option Plan. Such option was exercisable with respect to 50,000 shares on the date of grant; 25,000 shares became exercisable on December 31, 1996 and an additional 25,000 shares will become exercisable on December 31, 1997. On May 24, 1996, two additional stock options were granted to Mr. Granberry, one of which was a nonstatutory stock option to purchase 60,000 shares of Common Stock under the Company's 1993 Stock Option Plan and which is exercisable in three equal annual installments, commencing May 24, 1997. The other option granted on that same date was an incentive stock option to purchase 5,000 shares of Common Stock which was granted under the Company's 1989 Stock Option Plan. Such option becomes exercisable with respect to all such shares on May 24, 1997.

(4) A nonstatutory stock option to purchase 30,000 shares of Common Stock was granted to Mr. Scherer on May 24, 1996 under the Company's 1993 Stock Option Plan. Of the shares of Common Stock subject to such option, 10,000 shares become exercisable on May 24, 1997; an additional 10,000 shares become exercisable on May 24, 1998 and the remaining shares become exercisable on May 24, 1999. In addition to the nonstatutory stock option, an incentive stock option to purchase 5000 shares of Common Stock was also granted to Mr. Scherer on May 24, 1996 pursuant to the Company's 1989 Stock Option Plan. The incentive option becomes exercisable with respect to all such shares on May 24, 1997.

(5) On September 11, 1996, Mr. Drescher was granted an incentive stock option to purchase 25,000 shares of the Company's Common Stock pursuant to the Company's 1989 Stock Option Plan. The option is exercisable in three equal annual installments, commencing September 11, 1997.

(6) On May 24, 1996, Mr. Klauss was awarded a nonstatutory stock option to purchase 5,000 shares of the Company's Common Stock under the Company's 1993 Stock Option Plan, and an incentive stock option to purchase an additional 5,000 shares under the Company's 1989 Stock Option Plan. The nonstatutory stock option is exercisable in three equal annual installments, commencing May 24, 1997. The incentive stock option becomes exercisable with respect to all 5,000 shares on May 24, 1997.

     The table below sets forth certain information with respect to stock option exercises during the fiscal year ended December 31, 1996 by the named executive officers and the value of each such executive officer's unexercised stock options at December 31, 1996.

                       AGGREGATED OPTION/SAR EXERCISES IN
           LAST FISCAL YEAR AND FISCAL YEAR -- END OPTION/SAR VALUES

                                                                                         VALUE OF
                                                     NUMBER OF SECURITIES               UNEXERCISED
                             SHARES                 UNDERLYING UNEXERCISED             IN-THE-MONEY
                            ACQUIRED                     OPTIONS/SARS                  OPTIONS/SARS
                               ON       VALUE       AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)
                            EXERCISE   REALIZED   ---------------------------   ---------------------------
           NAME               (#)       ($)(2)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             --------   --------   -----------   -------------   -----------   -------------
D. L. Evans...............        0           0     780,000        150,000      $9,243,800      $525,000
W. R. Granberry...........        0           0      92,500         97,500      $  756,963      $633,788
P. R. Scherer.............   10,000    $160,000      95,000         35,000      $  939,445      $196,875
C. C. Drescher............   12,000    $168,000      57,000         25,000      $  528,661      $ 87,500
T. E. Klauss..............    6,250    $ 51,644      10,000         10,000      $   61,800      $ 56,250

---------------

(1) Value of in-the-money options is equal to the fair market value of a share of Common Stock at fiscal year-end ($20.875), based on the last sale price of the Company's Common Stock, less the exercise price.

(2) The value realized is equal to the fair market value of a share of Common Stock on the date of exercise, based on the last sale price of the company's Common Stock, less the exercise price.

FIVE YEAR CUMULATIVE TOTAL RETURN

     Set forth below is a line graph comparing the annual cumulative total shareowner return on the Company's Common Stock with the cumulative total return of the S&P Composite -- 500 Stock Index and the S&P Energy Composite Index for the period of five fiscal years commencing December 31, 1991 and ending December 31, 1996. The table assumes that the value of an investment in the Company's Common Stock and each Index was $100 on December 31, 1991 and that all dividends were reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Company/Index                      TOM BROWN      ENERGY-500         S&P 500
Dec 91                                   100             100             100
Dec 92                                169.70          102.04          107.62
Dec 93                                272.73          118.09          118.46
Dec 94                                278.79          122.62          120.03
Dec 95                                354.55          160.34          165.13
Dec 96                                506.06          201.67          203.05

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has entered into an employment agreement with Mr. Evans which expires on December 31, 2001. The agreement provides for a severance benefit payment upon the occurrence of Mr. Evans' resignation from employment, preceded by either (1) without his express written consent, the assignment of Mr. Evans to any duties inconsistent with his position, duties, responsibilities or status with the Company or a reduction of his duties or responsibilities for reasons other than good cause; (2) any failure of the Company or its stockholders, as the case may be, to re-elect Mr. Evans to the offices of Chief Executive Officer and Director or his removal from any such office for reasons other than good cause; or (3) any breach by the Company (or any successor) of any of the provisions of the agreement or any failure by the Company to carry out any of its obligations under the agreement for reasons other than good cause. The severance benefit payment is an amount equal to Mr. Evans' then existing annual base pay (or an amount equal to his base pay for the balance of the term of the agreement if less than one year). If a dispute arises regarding a termination of Mr. Evans or the interpretation or enforcement of the agreement, all legal fees and expenses incurred by Mr. Evans in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in the agreement will be paid by the Company, to the extent Mr. Evans prevails.

     The Company's 1989 Stock Option Plan and 1993 Stock Option Plan both contain "change of control" provisions which are applicable to all holders of options granted under the plans, including the executive officers named in the Summary Compensation Table. The change of control provisions in both plans, which are substantially identical, generally provide that if (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or group acquires ownership or control of more than 50% of the outstanding shares of the Company's voting stock, or (v) in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board (each such event constituting a "Corporate Change"), then
(a) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in clause (iv), the Board's Compensation Committee shall effect one or more of the following alternatives: (1) accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date (before or after a Corporate Change) fixed by the Compensation Committee, after which specified date all unexercised options and all rights of optionees shall terminate, (2) require the mandatory surrender to the Company by selected optionees of some or all of the outstanding options held by such optionees (irrespective of whether such options are then exercisable under the provisions of the plan) as of the date, before or after a Corporate Change, specified by the Compensation Committee, in which event the Compensation Committee shall thereupon cancel such options and the Company shall pay to each optionee an amount of cash per share equal to the excess, if any, of the "Change of Control Value" of the shares subject to such option over the exercise prices under such options for such shares, (3) make such adjustments to options then outstanding as the Compensation Committee deems appropriate to reflect the Corporate Change, or (4) provide that thereafter upon any exercise of an option theretofore granted the optionee shall be entitled to purchase under such option, in lieu of the number of shares of stock then covered by such option the number and class of shares of stock or other securities or property to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the optionee had been the holder of record of the number of shares of stock then covered by such option. The "Change of Control Value" is an amount equal to, whichever is applicable, (i) the per share price offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or
(iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such options being surrendered are exercisable, as determined by the Compensation Committee as of the date determined by the Compensation Committee to be the date of cancellation and surrender of such options. If the consideration offered to stockholders of the Company in any transaction consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are entitled, at their option, (i) to receive a monthly fee of $1,000 or (ii) participate in an unfunded non-qualified deferred compensation arrangement. Under the deferred compensation arrangement which was implemented in July, 1995, a participating Director defers the monthly director's fee that would otherwise be payable to him until the earlier of (i) his separation from the Board of Directors, or (ii) the date ending on the fifth anniversary of such Director's participation in the arrangement. The deferred fees are then used by the Company to purchase and make premium payments on a life insurance policy naming the Company as beneficiary and covering the life of the Director. Upon the retirement or death of the participating Director, such Director or his designated beneficiary is entitled to receive an annual retirement or survivor benefit for a period of ten years. During 1996, Messrs. LeBaron and Wallace were the only non-employee Directors that elected to participate in the deferred compensation arrangement. For the year ended December 31, 1996, the Company paid director's fees in the amount of $12,000 to each of Messrs. Groppe and Whilden. The Company paid insurance premiums under the deferred compensation arrangement in the amount of $12,000 for each of Messrs. LeBaron and Wallace.

     The Company reimburses its Directors for expenses incurred in attending meetings of the Board of Directors. During 1996, Directors were reimbursed the aggregate amount of approximately $8,774.

     Pursuant to the Company's arrangement with Mr. Brown, the Company pays Mr. Brown a consulting fee in the amount of $6,355 per month. During the year ended December 31, 1996, an aggregate of $76,260 was paid to Mr. Brown under such arrangement.

     The Company's Directors who are also employees of the Company are eligible to participate in the 1989 Stock Option Plan. In the case of non-employee Directors, the 1989 Stock Option Plan provides for a one-time grant of an option to purchase 25,000 shares of the Company's Common Stock to each individual who was a non-employee Director of the Company on December 12, 1989 and to each individual who becomes a non-employee Director following December 12, 1989.

     All Directors of the Company are also eligible to participate in the Company's 1993 Stock Option Plan. On May 24, 1996, each of Messrs. Brown, LeBaron, Groppe, Wallace and Whilden were granted a nonstatutory stock option to purchase 10,000 shares of Common Stock at an exercise price of $15.25 per share, the fair market value of the stock on the date of grant. The options expire ten years from the date of grant and are exercisable in two equal annual increments, commencing May 24, 1997. See "-- 1993 Stock Option Plan" below.

     Directors who are employees of the Company, as well as the Directors elected by the holder of the Company's Preferred Stock, receive no compensation for service on the Board of Directors or its committees.

1989 STOCK OPTION PLAN

     The Board of Directors adopted the Company's 1989 Stock Option Plan (the "1989 Plan") on December 12, 1989. The 1989 Plan, which was initially approved by the Company's stockholders on September 28, 1990, and amended at the annual meeting of stockholders held on May 17, 1995, provides for the granting to employees of the Company and Directors who are not employees of the Company of incentive and nonstatutory stock options to purchase up to 1,400,000 shares of Common Stock (2,000,000 shares if the proposal to increase the authorized Common Stock is approved by the stockholders), subject to customary adjustments in the number of shares with respect to options and purchase prices therefor in the event of stock splits, stock dividends, recapitalizations, mergers, consolidations and similar events. Options granted under the 1989 Plan to employees may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not constitute incentive stock options. The 1989 Plan provides for the granting of an option to purchase 25,000 shares of Common Stock to each individual who was a non-employee Director of the Company on December 12, 1989 and to each individual who becomes a non-employee Director following December 12, 1989. Options granted to non-employee Directors are not incentive stock options.

     Purpose. The purpose of the 1989 Plan is to provide a means whereby certain employees and Directors who are not employees ("non-employee Directors") of the Company and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.

     Administration. The 1989 Plan is administered by the Compensation Committee of the Board of Directors, none of whom are eligible to participate in the Plan except to receive an option to purchase 25,000 shares at the time he becomes a Director. The Compensation Committee has the sole authority to select the employees who are to be granted options, establish the number of shares issuable under each option, interpret the 1989 Plan, and to adopt rules and regulations, consistent with the provisions of the 1989 Plan, as the Compensation Committee may deem advisable.

     Eligibility. Key employees (including officers and Directors who are also key employees) whom the Compensation Committee selects are eligible to receive one or more nonstatutory options or incentive options under the 1989 Plan. In addition, the 1989 Plan provides for a one-time grant of an option to purchase 25,000 shares of Common Stock to each individual who was a non-employee Director of the Company on December 12, 1989 and to each individual who becomes a non-employee Director following December 12, 1989. No incentive stock option may be granted to an individual if, at the time the option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless (i) at the time such option is granted the option price is at least 110% of the fair market value of the stock subject to the option and (ii) such option by its terms is not exercisable after the expiration of five years from the date of grant. Members of the Compensation Committee are not eligible to participate in the 1989 Plan, other than the eligibility of a non-employee Director to receive a nonstatutory stock option to purchase 25,000 shares of Common Stock as described above.

     Stock to be Optioned. The aggregate number of shares of Common Stock which may be issued pursuant to the exercise of stock options granted under the 1989 Plan may not exceed in the aggregate 1,400,000 shares (2,000,000 shares if the proposal to increase the authorized Common Stock is approved by the stockholders), subject to adjustments in the number of shares with respect to options and purchase prices therefor in the event of stock splits or stock dividends, and for equitable adjustments in the event of recapitalizations, mergers, consolidations, acquisitions of more than 50% of the outstanding shares of Common Stock by any person or entity, dissolution and liquidation, and similar events. In addition, the aggregate number of shares remaining available under the 1989 Plan shall be appropriately adjusted. If any outstanding option granted under the 1989 Plan expires or terminates prior to its exercise in full, the shares allocable to the unexercised portion of such option may be subsequently granted under the 1989 Plan. Exercise of an option in any manner, including an exercise involving a stock appreciation right by an employee, shall result in a decrease in the number of shares of stock which may thereafter be available, both for purposes of the 1989 Plan and for sale to any one individual, by the number of shares as to which the option is exercised.

     Terms of Grant. The purchase price of Common Stock issued under each option will not be less than the fair market value of the stock subject to the option at the time of grant. The 1989 Plan further provides that to the extent the aggregate fair market value of the Common Stock (determined at the time of grant) with respect to which incentive options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company exceeds $100,000, such incentive stock options shall be treated as options which do not constitute incentive stock options. The Compensation Committee determines, in accordance with applicable provisions of the Code, which of an optionee's incentive stock options will not constitute incentive stock options because of such limitation.

     Options granted to an employee contain such terms and conditions and may be exercisable for such periods as may be approved by the Compensation Committee. The purchase price of Common Stock issued under each option will not be less than the fair market value of the stock subject to the option at the time of grant. Options granted under the 1989 Plan are not transferable other than by will or the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative. The 1989 Plan provides that an option agreement may provide an optionee with the right to request the Compensation Committee to permit surrender of the option in return for a payment in cash and/or shares of Common Stock equal to the excess of the fair market value of the shares with respect to which the option is surrendered over the option price therefor, on such terms and conditions as the Compensation Committee, in its sole discretion, may prescribe. Options may provide for the exercise of the option by payment in cash or by delivery to the Company of a number of shares of Common Stock having a fair market value equal to the purchase price, or any combination of cash or Common Stock.

     An option may be granted in exchange for an individual's right and option to purchase shares of Common Stock pursuant to the terms of an agreement that existed prior to the date such option is granted ("Prior Option"). An option agreement that grants an option in exchange for a Prior Option must provide for the surrender and cancellation of the Prior Option. The purchase price of Common Stock issued under an option granted in exchange for a Prior Option shall be determined by the Compensation Committee and, such purchase price may, without limitation, be equal to the price for which the optionee could have purchased Common Stock under the Prior Option.

     The 1989 Plan will terminate upon and no further options shall be granted after the expiration of ten years from the date of its adoption by the Board of Directors. The Board of Directors of the Company may amend or terminate the 1989 Plan at any time, but may not in any way terminate or restrict the rights of a participant under an outstanding option without the consent of such participant. The Board of Directors may not make any alteration or amendment which would materially increase the benefits accruing to participants under the 1989 Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the 1989 Plan, change the class of individuals eligible to receive options, or extend the term of the 1989 Plan, without the approval of the stockholders of the Company.

     Federal Income Tax Consequences. Nonstatutory options under the 1989 Plan will not have a "readily ascertainable value" at the time of the grant of such options or at any time until the options are exercised, and as a result, a participant who receives a nonstatutory option will not be taxed upon the receipt of the option.

     A participant who receives a nonstatutory option will generally recognize ordinary income upon the exercise of the option in the amount by which the fair market value of the underlying shares at the time of exercise exceeds the exercise price. The Company will be entitled to a deduction from income as an ordinary and necessary business expense when and to the extent ordinary income is recognized by optionees.

     Upon the sale of the shares received upon the exercise of a nonstatutory option, the seller will generally recognize either short-term or long-term capital gain or loss, depending upon the holding period of the shares. The required holding period for long-term capital gain or loss treatment is more than one year. The measure of the taxable gain or loss is determined by the difference between the price paid for the shares upon the exercise of the options (plus the amount of income recognized) and the selling price of the shares.

     Employees who receive incentive stock options under the 1989 Plan will not recognize any income for federal income tax purposes as a result of the receipt of such options. An optionee, upon exercise of an incentive option under the 1989 Plan, will not recognize taxable income nor will the Company then be entitled to a deduction. Any gain or loss realized upon the subsequent disposition of the stock acquired upon exercise of incentive options will be treated as long term capital gain or loss, provided that no such disposition is made within two years before the option was granted and one year after the option was exercised. If such holding period requirements are not satisfied, the optionee will recognize ordinary income equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or
(ii) the amount realized on disposition minus the exercise price. Any gain in excess of the amount taxed as ordinary income will be recognized as capital gain. If the stock is sold for less than the option price, the loss is a capital loss.

     The Company will not be entitled to a compensation deduction for federal income tax purposes with respect to the grant of an incentive option to an employee under the 1989 Plan or the exercise of the incentive option by the employee. Upon an employee's disposition of shares acquired pursuant to an incentive option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount, if any, of ordinary income recognized by such employee.

     The foregoing statements are based upon current federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, change.

1993 STOCK OPTION PLAN

     In February, 1993, the Board of Directors adopted the Company's 1993 Stock Option Plan ("1993 Plan"). The 1993 Plan provides for the granting to employees and Directors of the Company of nonstatutory stock options to purchase up to 525,000 shares of Common Stock.

     The 1993 Plan is administered by the Board's Compensation Committee. The Compensation Committee has sole authority to select optionees, establish the number of shares which may be issued under each option, interpret the 1993 Plan and to adopt rules and regulations, consistent with the terms of the 1993 Plan, as the Compensation Committee deems advisable to carry out the 1993 Plan.

     Options granted under the 1993 Plan are evidenced by written agreements between the Company and the optionee containing such terms and conditions as may be approved by the Compensation Committee. Options granted under the 1993 Plan are not transferable other than by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative. The purchase price of Common Stock issued under each option is determined by the Compensation Committee, and may be less than the fair market value of the Common Stock subject to the option.

     Except with respect to options then outstanding, the 1993 Plan terminates and no further options may be granted under the 1993 Plan after the expiration of ten years from the date of its adoption by the Board of Directors. The Board also has the right to alter or amend the 1993 Plan or any part thereof from time to time, provided that no change in options theretofore granted may be made which would impair the rights of the optionee without the consent of the optionee.

KSOP PLAN

     Effective January 1, 1996, the Company adopted the Tom Brown, Inc. KSOP Plan (the "KSOP Plan") which resulted from combining the Company's former Employee Stock Ownership and 401(k) Profit Sharing Plans into one plan.

     Under the KSOP Plan, the Company contributes to a trust administered by a third party trustee out of current or accumulated net profits, such amounts as it may, from time to time, deem advisable. Contributions to the KSOP Plan may be in the form of cash or Common Stock of the Company, or both. The contributions are invested by the trustee in various investments selected by employee participants. Company contributions to the trust are allocated at December 31 of each year to the individual accounts of the participants. A participant's accrued benefit derived from Company contributions is 100% vested after five years of service, upon attaining age 65, or if his employment terminates as a result of death, or disability. Each employee of the Company becomes eligible to participate in the KSOP Plan on the first day of the calendar quarter following the later of the date on which such employee commenced employment or attains age twenty-one. Directors of the Company who are not also employees of the Company are not eligible to participate in the KSOP Plan. In addition to Company contributions, participants may also contribute such amount as the participant determines each year, subject to certain annual maximum limitations. Participants are always 100% vested in their individual contributions. In February, 1997, the Company made a cash contribution to the KSOP in the amount of $100,000 for the year ended December 31, 1996. Of such amount, $4,104, $4,104, $3,789, $3,365 and $3,411 were allocated to the accounts of Messrs. Evans, Granberry, Scherer, Drescher and Klauss, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Donald L. Evans, the Chairman of the Board of Directors and Chief Executive Officer of the Company, serves on the Board of Directors and compensation committee of TMBR/Sharp Drilling, Inc. Thomas C. Brown, the Chairman of the Board of Directors of TMBR/Sharp Drilling, Inc., is a Director of the Company. As of April 1, 1997, Mr. Brown owned approximately 8.87% of the outstanding common stock of TMBR/Sharp Drilling, Inc. and Mr. Evans owned less than 1% of the outstanding common stock of TMBR/Sharp Drilling, Inc. at that same date. See "Certain Transactions" below.

     Mr. Whilden, a partner in the law firm of Vinson & Elkins, Houston, Texas, is a Director of the Company and a member of the Board's Compensation Committee. Mr. Groppe, a partner in the oil and gas consulting firm of Groppe, Long & Littell, Houston, Texas, is a Director of the Company and is also a member of the Compensation Committee. The Company retains the services of Vinson & Elkins and Groppe, Long & Littell from time to time.

CERTAIN TRANSACTIONS

     The C. V. Lyman Testamentary Trust (the "Trust") owns working interests in certain oil and gas properties in which the Company also owns working interests and serves as operator. Mr. Brown, a Director of the Company, is a co-trustee of the Trust. As a result of its ownership interest in the properties, the Trust has at various times been indebted to the Company. During the year ended December 31, 1996, the Company billed the Trust approximately $100,200 for the Trust's proportionate share of costs and expenses attributable to its ownership of working interests in such oil and gas properties. The largest amount owed by the Trust to the Company at any one time during the year ended December 31, 1996 was approximately $20,300 and, at December 31, 1996, the Trust was indebted to the Company in the same amount. Payments to the Company are due after monthly billings by the Company on the same basis as all other working interest owners, and the Trust's participation in the oil and gas properties is on the same basis as all other participants.

     During the year ended December 31, 1996, the Company billed Wind
River -- Pavillion, Ltd., a Texas limited partnership (the "Partnership") organized in June, 1986, an aggregate of approximately $414,700 for the Partnership's proportionate share of lease operating and related expenses associated with the Partnership's ownership of working interests in oil and gas leases located in Fremont County, Wyoming. The Company is the sole general partner of the Partnership and also serves as operator of all of the leases owned by the Partnership. State Farm Mutual Automobile Insurance Company ("State Farm") is the sole limited partner of the Partnership and the holder of 2,200,000 shares of the Company's Common Stock. Revenues and costs (excluding capital costs) of the Partnership are allocated 20% to the Company and 80% to State Farm before payout (defined as recovery of all of State Farm's costs plus a specified rate of return), increasing to 75% (including capital costs) to the Company after payout. The Partnership owed the Company approximately $18,300 at December 31, 1996. The largest amount owed by the Partnership to the Company at any one time during the year was approximately $96,100. Payments to the Company are due after monthly billings by the Company on the same basis as all other working interest owners, and the Partnership's participation in the leases is on the same basis as all other participants.

     Brownlie, Wallace, Armstrong and Bander Exploration ("BWAB"), a partnership, owns interests in options to purchase working interests in oil and gas leases located in Wyoming, and in which the Company also owns interests and acts as operator. Mr. Wallace, a Director of the Company, is a partner in BWAB. As a result of its ownership interest in the option, and oil and gas leases acquired by the Company pursuant to such options, BWAB has at various times been indebted to the Company. During the year ended December 31, 1996, the Company billed BWAB approximately $239,000 for BWAB's proportionate share of lease costs associated with the acquisition of leases under option. The largest amount owed by BWAB to the Company at any one time during 1996 was approximately $99,600 and BWAB was indebted to the Company in the same amount at December 31, 1996. Payments to the Company are due after monthly billings by the Company on the same basis as all other interest owners, and BWAB's participation in the option, and underlying leases, is on the same basis as all other participants.

     On January 31, 1996, the Company consummated certain transactions with KN Energy, Inc. ("KNE"). David M. Carmichael, a Director of the Company, is also a Director of KNE. The transactions between the Company and KNE resulted in (i) the Company's acquisition of all of the issued and outstanding stock of KN Production Company ("KNPC"), a wholly owned subsidiary of KNE, and (ii) the formation by the Company and KNE of Wildhorse Energy Partners, LLC ("Wildhorse"), a Delaware limited liability company, for the purpose of providing gas gathering, processing, marketing, field and storage services (collectively, the "KNPC Acquisition"). The price paid by the Company to KNE in connection with the KNPC Acquisition was $36.25 million, of which $25 million was paid in the form of 1,000,000 shares of the Company's $1.75 Convertible Preferred Stock, Series A, and the remaining $11,250,000 was paid in the form of 918,367 shares of the Company's Common Stock. Wildhorse, which is owned 55% by KNE and 45% by the Company, is managed by KNE under the direction of an operating team consisting of two representatives appointed by the Company and two representatives appointed by KNE. During 1996, the Company made capital contributions to Wildhorse in the form of property and cash having an aggregate value of approximately $13,900,000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served the Company as independent auditors since March, 1990, and currently serves the Company as independent auditors. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement to the stockholders if he desires to do so, and to respond to appropriate questions.

                                 OTHER BUSINESS

     Management of the Company is not aware of any matters, other than those stated in the accompanying Notice of Annual Meeting, which will be brought before the meeting. If, however, any other matters properly come before the meeting, the persons named as proxies in the enclosed Proxy will vote the shares in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting must be received by the Company for inclusion in its Proxy Statement and form of Proxy relating to that meeting not later than December 18, 1997. Proposals should be sent to: Corporate Secretary, Tom Brown, Inc., 508 West Wall Street, Suite 500, Midland, Texas 79701. The use of certified mail, return receipt requested, is suggested.

                                 ANNUAL REPORT

     Additional information concerning the Company, including financial statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations, is provided in the Company's Annual Report that accompanies this Proxy Statement. The Annual Report is not deemed to be part of this Proxy Statement.

     A copy of the Company's Annual Report on Form 10-K will be furnished at no charge to each stockholder of the Company upon receipt of a written request of such person addressed to the Secretary, Tom Brown, Inc., P.O. Box 2608, Midland, Texas 79702. The Company will also furnish such Annual Report on Form 10-K to any "beneficial owner" of such securities upon receipt of a written request, likewise addressed, containing a good faith representation that, as of April 9, 1997 such person was a beneficial owner of securities of the Company entitled to vote at the Annual Meeting of Stockholders to be held May 21, 1997.

     YOUR COOPERATION IN PROMPTLY SIGNING, DATING AND MAILING THE ENCLOSED PROXY WILL BE GREATLY APPRECIATED.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ JAMES M. ALSUP
                                            JAMES M. ALSUP, Secretary

Midland, Texas
April 14, 1996

                                TOM BROWN, INC.

                             1989 STOCK OPTION PLAN
                                  (AS AMENDED)

                             I. PURPOSE OF THE PLAN

     The TOM BROWN, INC. 1989 STOCK OPTION PLAN (the "Plan") is intended to provide a means whereby certain employees and directors who are not employees ("Nonemployee Directors") of TOM BROWN, INC., a Delaware corporation (the "Company"), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Plan provides for granting certain employees and Nonemployee Directors the option ("Option") to purchase shares of the common stock of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan to employees may be either incentive stock options, within the meaning of section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code"), ("Incentive Stock Options") or options which do not constitute Incentive Stock Options. Options granted under the Plan to Nonemployee Directors will be options which do not constitute Incentive Stock Options.

                               II. ADMINISTRATION

     The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee (the "Committee") of three or more directors of the Company appointed by the Board. If the Plan is administered by the Board, a majority of the members of the Board, and a majority of the members of the Board acting in the matter, shall not be eligible, and shall not have been eligible at any time within one year prior to their appointment to the Board, to participate in the Plan or in any other stock, stock option or stock appreciation rights plan of the Company or any of its affiliates ("Company Stock Plan"), other than the eligibility of Nonemployee Directors to participate in the Plan pursuant to paragraph (b) of Article IV or eligibility to participate in any other Company Stock Plan which would not cause the individuals constituting such majority to cease to be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Moreover, members of the Committee shall not be eligible, and shall not have been eligible at any time within one year prior to their appointment to the Committee, to participate in a Company Stock Plan, other than the eligibility of Nonemployee Directors to participate in the Plan pursuant to paragraph (b) of Article IV or eligibility to participate in any other Company Stock Plan which would not cause such members to cease to be "disinterested persons" within the meaning of Rule 16b-3 under the 1934 Act. If a Committee is not appointed by the Board, the Board shall act as and be deemed to be the Committee for all purposes of the Plan other than the immediately preceding sentence. The Committee shall have sole authority to select the employees who are to be granted Options from among those eligible hereunder and to establish the number of shares which may be issued to employees under each Option. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the employees to whom Options shall be granted, in establishing the number of shares which may be issued to employees under each Option and in construing the provisions of the Plan shall be final.

                             III. OPTION AGREEMENTS

     Each Option granted to an employee shall be evidenced by an Employee Option Agreement and shall contain such terms and conditions, and may be exercisable for such periods, as may be approved by the Committee. The terms and conditions of the respective Employee Option Agreements need not be identical. Specifically, an Employee Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe; provided, that with respect to Stock Appreciation Rights granted to employees who are subject to Section 16 of the 1934 Act, except as provided in Subparagraph IX(c) hereof, the Committee shall retain final authority (i) to determine whether an employee optionee shall be permitted, or (ii) to approve an election by an employee optionee, to receive cash in full or partial settlement of Stock Appreciation Rights. Moreover, an Employee Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such option price. For all purposes under the Plan, the fair market of a share of Stock on a particular date shall be equal to the mean of the reported high and low sales prices of the Stock on the stock exchange composite tape if the Stock is traded on a stock exchange on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate. Each Option granted to a Nonemployee Director shall be evidenced by a Nonemployee Option Agreement in the form attached to the Plan as Exhibit 1. Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

                          IV. ELIGIBILITY OF OPTIONEE

     (a) Subject to the provisions of Article II and paragraphs (b) and (c) below, Options may be granted only to individuals who are key employees (including officers and directors who are also key employees) of the Company or any parent or subsidiary corporation (as defined in section 425 of the Code) of the Company at the time the Option is granted. Options may be granted to the same employee on more than one occasion.

     (b) Subject to the limitation on the number of shares of stock set forth in
Article V, (i) each individual who is a Nonemployee Director on December 12, 1989 is hereby granted, effective as of such date, an Option to purchase 25,000 shares of Stock and (ii) each individual who becomes a Nonemployee Director following December 12, 1989 shall be granted, effective the Monday following such individual's election to the Board as a Nonemployee Director, an Option to purchase 25,000 shares of Stock.

     (c) No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422A(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the fair market value of the Stock subject to the Option and
(ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an employee optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the employee optionee of such determination as soon as practicable after such determination.

                         V. SHARES SUBJECT TO THE PLAN

     The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 1,400,000 shares of Stock. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to share of Stock subject to Options then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right by an employee, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option. (Amended May 17, 1995).

                                VI. OPTION PRICE

     Subject to the provisions of Article VII, the purchase price of Stock issued under each Option shall be the fair market value of Stock subject to the Option on the date the Option is granted.

                    VII. OPTIONS EXCHANGED FOR PRIOR OPTIONS

     An Option may be granted in exchange for an individual's right and option to purchase shares of Stock pursuant to the terms of an agreement that existed prior to the date of such Option is granted ("Prior Option"). An Option Agreement that grants an Option in exchange for a Prior Option shall provide for the surrender and cancellation of the Prior Option. The purchase price of Stock issued under an Option granted in exchange for a Prior Option shall be determined by the Committee and, such purchase price may, without limitation, be equal to the price for which the optionee could have purchased Stock under the Prior Option.

                               VIII. TERM OF PLAN

     The Plan shall be effective upon the date of its adoption by the Board. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph X, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from the date of its adoption by the Board.

                     IX. RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (c) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an Option theretofore granted the optionee shall be entitled to purchase under such Option, in lieu of the number of shares of Stock as to which such Option shall then be exercisable, the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the optionee had been the holder of record of the number of shares of Stock as to which such Option is then exercisable. If
(i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Stock, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), then effective as of a date (selected by the Committee) within (a) ten days after the approval by the shareholders of the Company of such merger, consolidation, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days of such change of control, the Committee, acting in its sole discretion without the consent or approval of any optionee, shall effect one or more of the following alternatives with respect to the then outstanding Options held by employees, which may vary among individual employee optionees: (1) accelerate the time at which such Options may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of employee optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected employee optionees of some or all of such Options (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options any pay to each employee optionee an amount of cash per share equal to the excess of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to such Options as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Options) or (4) provide that thereafter upon any exercise of an Option theretofore granted the employee optionee shall be entitled to purchase under such Option, in lieu of the number of shares of Stock as to which such Option shall then be exercisable, the number and class of shares of stock or other securities or property to which the employee optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the employee optionee had been the holder of record of the number of shares of Stock as to which such Option is then exercisable. In the event of a Corporate Change, as described in the immediately preceding sentence, any then outstanding Options held by Nonemployee Directors shall become fully exercisable on the fifth day following the approval by the shareholders of the Company of such Corporate Change.

     (d) For the purposes of clause (2) in paragraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph
(d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (e) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required shareholder action.

     (f) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                    X. AMENDMENT OR TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time, provided, that no change in any Option theretofore granted may be made which would impair the rights of the optionee without the consent of such optionee; and provided, further, that the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Options under the Plan, change the purchase price of Stock purchased pursuant to an Option granted to a Nonemployee Director or extend the term of the Plan, without the approval of the shareholders of the Company.

                              XI. SECURITIES LAWS

     The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares.

                                   EXHIBIT 1

                      NONSTATUTORY STOCK OPTION AGREEMENT
                           FOR NONEMPLOYEE DIRECTORS

     AGREEMENT made as of the      day of           , 19  , between TOM BROWN,
INC., a Delaware corporation (the "Company") and
                    ("Director").

     To carry out the purposes of the TOM BROWN, INC. 1989 STOCK OPTION PLAN (the "Plan"), by affording Director the opportunity to purchase shares of common stock of the Company ("Stock"), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Director hereby agree as follows:

     1. GRANT OF OPTION. The Company hereby irrevocably grants to Director the right and option ("Option") to purchase all or any part of an aggregate of 25,000 shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. This Option shall not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. PURCHASE PRICE. The purchase price of Stock purchased pursuant to the
exercise of this Option shall be $          , which has been determined to be
the fair market value of the Stock at the date of grant of this Option. For all purposes of this Agreement, fair market value of Stock shall be determined in accordance with the provisions of the Plan.

     3. EXERCISE OF OPTION. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Chief Executive Officer, at any time and from time to time following the expiration of six months from the date of grant hereof, but, except as otherwise provided below, this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined by the number of full years from the date of grant hereof to the date of such exercise, in accordance with the following schedule:

                                           PERCENTAGE OF
                                            SHARES THAT
          NUMBER OF FULL YEARS            MAY BE PURCHASED
          --------------------            ----------------
Less than 1 year........................         40%
  1 year................................         70%
  2 years or more.......................        100%

     This Option is not transferable by Director otherwise than by will or the laws of descent and distribution, and may be exercised only by Director during Director's lifetime and while Director remains a director of the Company, except that:

     (a) If Director ceases to be a director of the Company because of disability (within the meaning of Section 22(e)(3) of the Code), this Option may be exercised in full by Director (or Director's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director) at any time during the period of one year following such termination.

     (b) If Director dies while he is a director of the Company, Director's estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director, may exercise this Option in full at any time during the period of one year following the date of Director's death.

     (c) If Director ceases to be a director of the Company for any reason other than as described in (a) or (b) above, unless Director is removed for cause, this Option may be exercised by Director at any time during the period of three months following the date Director ceases to be a director of the Company, or by Director's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director) during a period of one year following Director's death if Director dies during such three-month period, but in each case only as to the number of shares Director was entitled to purchase hereunder upon exercise of this Option as of the date Director's employment so terminates. For purposes of this Agreement, "cause" shall mean Director's gross negligence or willful misconduct in the performance of his duties as a director, or Director's final conviction of a felony or of a misdemeanor involving moral turpitude.

This Option shall not be exercisable in any event after the expiration of ten years from the date of grant hereof. The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), (b) by delivering to the Company shares of Stock having a fair market value equal to the purchase price, or (c) any combination of cash or Stock. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, Director shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Director, Director (or the person permitted to exercise this Option in the event of Director's death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

     4. STATUS OF STOCK. Director understands that at the time of the execution of this Agreement the shares of Stock to be issued upon exercise of this Option have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law. The Company may effect such a registration in the future; however, until the shares of Stock acquirable upon the exercise of the Option have been registered for issue under the Act, the Company will not issue such shares unless the holder of the Option provides the Company with a written opinion of legal counsel, who shall be satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company's counsel, to the effect that the proposed issuance of such shares to such Option holder may be made without registration under the Act. In the event exemption from registration under the Act is available upon an exercise of this Option, Director (or the person permitted to exercise this Option in the event of Director's death), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

     Director agrees that the shares of Stock which Director may acquire by exercising this Option shall be acquired for investment without a view to distribution, within the meaning of the Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Act and applicable state securities laws or an applicable exemption from the registration requirements of the Act and any applicable state securities laws. Director also agrees that the shares of Stock which Director may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.

     In addition, Director agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

     5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

     6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Director has executed this Agreement, all as of the day and year first above written.

                                            TOM BROWN, INC.

                                            By

                                             -----------------------------------

                                             -----------------------------------
                                                          Director

--------------------------------------------------------------------------------

PROXY                           TOM BROWN, INC.

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1997

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    The undersigned hereby appoints Donald L. Evans and William R. Granberry, and each of them, attorneys and proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock and Preferred Stock of TOM BROWN, INC. held of record in the name of the undersigned at the close of business on April 9, 1997, at the Annual Meeting of Stockholders of Tom Brown, Inc. to be held at 9:00 a.m. on May 21, 1997, in the Brown Palace Hotel, Denver, Colorado, and at all adjournments or postponements thereof.

                 (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

    THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTIONS, IT SHALL BE VOTED FOR ITEM (1) AND ITEM (2), AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED AS PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Item (1). Election of Seven Directors.

          Nominees: Donald L. Evans, Thomas C. Brown, William R. Granberry, Henry Groppe, Edward W. LeBaron, Jr., James B. Wallace and Robert H. Whilden, Jr.
          [ ] FOR          [ ] WITHHELD

          [ ]
          -------------------------------------------------------------------
          For all nominees except as noted by entering the name of the nominee above

Item (2). Proposal to amend the 1989 Stock Option Plan of the Company to increase the authorized Common Stock.

               [ ] FOR          [ ] WITHHELD          [ ] ABSTAIN

Item (3). To transact such other business as may properly come before the meeting or any adjournments thereof, all as set forth in the Notice of Annual Meeting and Proxy Statement dated April 14, 1997, receipt of which is acknowledged.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    Please return promptly in the closed postage paid envelope.

    Please date this Proxy and sign exactly as your name appears on your stock certificate. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full titles.

Signature:                 Date:          Signature:              Date:
          -----------------      --------          -------------       --------



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROXY                            TOM BROWN, INC.                           PROXY

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1997

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    The undersigned hereby appoints Donald L. Evans and William R. Granberry, and each of them, attorneys and proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Preferred Stock of TOM BROWN, INC. held of record in the name of the undersigned at the close of business on April 9, 1997, at the Annual Meeting of Stockholders of Tom Brown, Inc. to be held at 9:00 a.m. on May 21, 1997, in the Brown Palace Hotel, Denver, Colorado, and at all adjournments or postponements thereof.

Item (1). Election of Special Class of Two Directors.

          [ ] FOR the two nominees listed below (except as market to the contrary by drawing a line through the name(s) of any nominee(s)).

          [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

          David M. Carmichael and George M. Simmons

                 (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (CONTINUED FROM FIRST PAGE)

    THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTIONS, IT SHALL BE VOTED FOR ITEM (1) AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED AS PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

    Please date this Proxy and sign exactly as your name appears on your stock certificate. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full titles.


                                       Dated------------------------------, 1997

                                       -----------------------------------------

                                       -----------------------------------------
                                               Signature of Stockholder

                                            Please return promptly in the
                                           enclosed postage paid envelope.

--------------------------------------------------------------------------------